Exhibit 4(c)

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

This AMENDED AND RESTATED SUB-ADVISORY AGREEMENT dated [●], 2019 (this “Agreement”), between BlackRock Advisors, LLC, a Delaware limited liability company (the “Advisor”), and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to BlackRock Global Long/Short Credit Fund (the “Portfolio”) of BlackRock Funds IV, a Massachusetts business trust (the “Fund”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the advisory agreement between the Advisor and the Fund, dated July 12, 2018 (such agreement or the most recent successor agreement between such parties relating to advisory services to the Portfolio is referred to herein as the “Advisory Agreement”) contemplates that the Advisor may sub-contract investment advisory services with respect to the Portfolio to a sub-advisor pursuant to a sub-advisory agreement agreeable to the Fund and approved in accordance with the provisions of the 1940 Act; and

WHEREAS, the Advisor retained the Sub-Advisor to provide it with certain sub-advisory services as described below in connection with Advisor’s advisory activities on behalf of the Portfolio pursuant to a Sub-Investment Advisory Agreement dated July 18, 2018 (the “Original Sub-Advisory Agreement”); and

WHEREAS, the parties now wish to amend and restate the Original Sub-Advisory Agreement to reflect the changes implemented by the Financial Conduct Authority of the United Kingdom (the “FCA”) to incorporate the requirements of the Markets in Financial Instruments Directive II (“MiFID II”) and to make certain additional amendments; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.    Appointment.

(a)    The Advisor hereby appoints the Sub-Advisor to act as sub-advisor with respect to the Portfolio and the Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules, guidance and principles of the FCA, as amended or consolidated from time to time (the “FCA Rules”) and based on information obtained in respect of the Advisor, the Advisor will be treated by the Sub-Advisor as a professional client. The Advisor acknowledges and accepts this categorization. The Advisor has the right to request a different categorization at any time from the Sub-Advisor, however, the Sub-Advisor only provides the services to professional clients and will no longer be able to provide services to the Advisor in the event of a request for a change in categorization.

(b)    By signing this Agreement, the Advisor acknowledges that it has been separately provided with a copy of the supplemental disclosures document provided to clients and potential clients of the Sub-Advisor that contains the Sub-Advisor’s disclosures required under the Markets in Financial Instruments Directive 2014/65/EU and Markets in Financial Instruments Regulation EU 600/2014, as amended, and made available to the Advisor from time to time (“Supplemental Disclosures”), which sets out: (i) information on the services that the Sub-Advisor is required to provide to the Advisor by applicable regulation and (ii) other information which the Sub-Advisor deems appropriate. The Supplemental Disclosures include, among other things: risk disclosures (which provide a description of the nature of risks of financial instruments), a summary of the Sub-Advisor’s conflicts of interest policy and disclosures, a summary of the Sub-Advisor’s order execution policy, details of the reports the Sub-Advisor will provide in relation to the services provided hereunder, details on how the Sub-Advisor will provide the Advisor with information on costs and charges, and the Sub-Advisor’s data protection notice.

2.    Services of the Sub-Advisor. Subject to the succeeding provisions of this section, the oversight and supervision of the Advisor and the direction and control of the Fund’s Board of Trustees (the “Board of Trustees” or “Trustees”), the Sub-Advisor will perform certain of the day-to-day operations of the Portfolio, which may include one or more of the following services, at the request of the Advisor: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Portfolio as the Advisor may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Portfolio and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Portfolio; (b) arranging, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets of the Portfolio; (c) providing investment research and credit analysis concerning the Portfolio’s investments, (d) assisting the Advisor in determining what portion of the Portfolio’s assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Portfolio, and (f) maintaining the books and records as are required to support Portfolio investment operations. At the request of the Advisor, the Sub-Advisor will also, subject to the oversight and supervision of the Advisor and the direction and control of the Fund’s Board of Trustees, provide to the Advisor or the Fund any of the facilities and equipment and perform any of the services described in Section 4 of the Advisory Agreement. In addition, the Sub-Advisor will keep the Fund and the Advisor informed of developments materially affecting the Portfolio and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Advisor believes appropriate for this purpose. The Sub-Advisor will periodically communicate to the Advisor, at such times as the Advisor may direct, information concerning the purchase and sale of securities for the Portfolio, including: (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale is effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Advisor may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. The Sub-

Advisor will provide the services rendered by it under this Agreement in accordance with the Portfolio’s investment objective, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time) and the resolutions of the Fund’s Board of Trustees.

The Sub-Advisor represents, warrants and covenants that it is authorized and regulated by the FCA.

3.    Covenants. (a) In the performance of its duties under this Agreement, the Sub-Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of this Agreement, the Declaration of Trust and the Bylaws of the Fund, as such documents are amended from time to time; (iv) the investment objectives and policies of the Portfolio as set forth in its Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Fund.

(b)    In addition, the Sub-Advisor will:

(i)    provide the Supplemental Disclosures, which include information on the Sub-Advisor’s order execution policy (the “Order Execution Policy”). The Advisor confirms that it has read and understood, and consents to, the Order Execution Policy. In particular, the Advisor consents to: (i) the Sub-Advisor trading through brokers/counterparties and/or outside of a Trading Venue (as defined in the FCA Rules), and (ii) some or all orders resulting from the Sub-Advisor’s decisions to deal on the Advisor’s behalf, or received from the Advisor, to be placed with an affiliated company, who will act as agent for the purpose of executing such orders in accordance with the Order Execution Policy. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders in accordance with the Order Execution Policy. In placing orders, the Sub-Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Advisor or the Sub-Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor and the Sub-Advisor to the Portfolio and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Portfolio over the long-term. In no instance, however, will the Portfolio’s securities be purchased from or sold to the Advisor, the Sub-Advisor, the Fund’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. It is understood that the Sub-Advisor may utilize affiliates in connection with the placement of orders with issuers and brokers or dealers, but such use of affiliates shall not affect the responsibility of the Sub-Advisor to the Advisor for such activities. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Advisor may select brokers and dealers with which it or the Fund is affiliated;

(ii)    maintain books and records with respect to the Portfolio’s securities transactions and will render to the Advisor and the Fund’s Board of Trustees such periodic and special reports as they may request;

(iii)    maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Advisor makes investment recommendations for the Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio’s account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, the Sub-Advisor will not inquire or take into consideration whether securities of those customers are held by the Fund;

(iv)    treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, any of the Portfolio’s and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund; and

(v)     be responsible for ensuring that the Advisor complies with any position limit that the FCA or any other applicable regulator might apply to any commodity derivatives held in the Portfolio. The Advisor shall provide the Sub-Advisor with information relating to any positions in commodity derivatives held outside of the Portfolio by the Advisor or any other member of its group, as applicable.

4.    Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5.    Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Advisor).

6.    Expenses. During the term of this Agreement, the Sub-Advisor will bear all costs and expenses of its employees and any overhead incurred by the Sub-Advisor in connection with its duties hereunder; provided that the Board of Trustees of the Fund may approve reimbursement to the Sub-Advisor of the pro-rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Sub-Advisor who devote substantial time to Fund operations or the operations of other investment companies advised or sub-advised by the Sub-Advisor.

7.    Compensation.

(a)    The Advisor agrees to pay to the Sub-Advisor and the Sub-Advisor agrees to accept as full compensation for all services rendered by the Sub-Advisor as such, a monthly fee in arrears at an annual rate equal to the amount set forth in Appendix A hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b)    For purposes of this Agreement, the net assets of the Portfolio shall be calculated pursuant to the procedures adopted by resolutions of the Fund’s Board of Trustees for calculating the value of the Portfolio’s assets or delegating such calculations to third parties.

(c)    If the Advisor waives any of all of its advisory fees payable under the Advisory Agreement, or reimburses the Fund pursuant to Section 8(b) of the Advisory Agreement, with respect to the Portfolio, the Sub-Advisor will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to the Portfolio to the aggregate fees that would otherwise be paid by the Fund to the Advisor under the Advisory Agreement with respect to the Portfolio. The Advisor shall inform the Sub-Advisor prior to waiving any advisory fees.

8.    Limitation on Liability. The Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or by the Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 8, the term “Sub-Advisor” shall include any affiliates of the Sub-Advisor performing services for the Portfolio and/or the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Advisor and such affiliates.

9.    Duration and Termination. This Agreement shall become effective as of July 1, 2019 and, unless sooner terminated with respect to the Portfolio as provided herein, shall continue in effect for a period of one year. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Portfolio for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Fund’s Board of Trustees or a vote of a majority of the outstanding voting securities of the Portfolio at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Fund, with respect to the Portfolio, or the Advisor at any time, without the payment of any penalty, upon giving the Sub-Advisor 60 days’ notice (which notice may be waived by the Sub-Advisor), provided that such termination by the Fund or the Advisor shall be directed or approved by the vote of a majority of the Trustees of the Fund in office at the time or by the vote of the holders of a majority of the voting securities of the Portfolio at the time outstanding and entitled to vote, or by the Sub-Advisor on 60 days’ written notice (which notice may be waived by the Fund and the Advisor), and will terminate automatically upon any termination of the Advisory Agreement between the Fund and the Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

10.    Notices and Communications. Any legal notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such legal notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such legal notice is mailed first class postage prepaid. In relation to communications other than legal notices under this Agreement, each party may communicate with and provide information to the other party in whatever medium deemed appropriate. This may include the use of e-mail, the internet or other electronic means, in the place of paper communications.

11.    Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Trustees of the Fund, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Portfolio.

12.    Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.    Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:
Name:
Title:

BLACKROCK INTERNATIONAL LIMITED

By:
Name:
Title:

BLACKROCK INTERNATIONAL LIMITED

By:
Name:
Title:

AGREED AND ACCEPTED

as of the date first set forth above

BLACKROCK FUNDS IV, on behalf of BlackRock Global Long/Short Credit Fund

By:
Name:
Title:

Schedule A

Sub-Investment Advisory Fee

Portfolio	Sub-Advisory Fee (as a percentage of average daily net assets)
BlackRock Global Long/Short Credit Fund	First $1 billion	[●]	%
	$1 billion - $3 billion	[●]	%
	$3 billion - $5 billion	[●]	%
	$5 billion - $10 billion	[●]	%
	Over $10 billion	[●]	%

A-1